UNITED STATES OF AMERICA

BEFORE THE SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

In the Matter of

Northeast Utilities	Certificate pursuant to Rule
Northeast Utilities Service Company	24 under the Public Utility holding
The Connecticut Light and Power Company	Company Act of 1935
Western Massachusetts Electric Company
Public Service Company of New Hampshire
North Atlantic Energy Corporation
North Atlantic Energy Service Corporation
Holyoke Water Power Company
Northeast Nuclear Energy Company
Yankee Energy System, Inc.
Yankee Gas Services Company
The Rocky River Realty Company
The Quinnehtuk Company
NU Enterprises, Inc.
Northeast Generation Company
Northeast Generation Services Company
Properties, Inc.
Woods Electrical Co., Inc.
Woods Network Services, Inc.
E. S. Boulos Company
Select Energy, Inc.
Select Energy New York, Inc.
Mode 1 Communications, Inc.
Select Energy Services, Inc.
Yankee Energy Financial Services Company
Yankee Energy Services Company
NorConn Properties, Inc.

File No.  70-9755

(Public Utility Holding

Company Act of 1935)

Pursuant to the requirements of Rule 24(a) of the Commission's regulations under the Public Utility Holding Company Act of 1935, and with reference to the transaction proposed in the Application/Declaration on Form U-1 (the "Application") in File No. 70-9755, the Applicants hereto hereby file the following exhibit to this File.

Exhibits

Exhibit A-7

Terms of the NU System Money Pool (Revised January 2006)

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants  have duly caused this Certificate to be signed on their behalf by the undersigned hereunto duly authorized

Northeast Utilities

Northeast Utilities Service Company

The Connecticut Light and Power Company

Western Massachusetts Electric Company

Public Service Company of New Hampshire

North Atlantic Energy Corporation

North Atlantic Energy Service Corporation

Holyoke Water Power Company

Northeast Nuclear Energy Company

Yankee Energy System, Inc.

Yankee Gas Services Company

The Rocky River Realty Company

The Quinnehtuk Company

NU Enterprises, Inc.

Northeast Generation Company

Northeast Generation Services Company

Properties, Inc.

Woods Electrical Co., Inc.

Woods Network Services, Inc.

E. S. Boulos Company

Select Energy, Inc.

Select Energy New York, Inc.

Mode 1 Communications, Inc.

Select Energy Services, Inc.

Yankee Energy Financial Services Company

Yankee Energy Services Company

NorConn Properties, Inc.

Northeast Utilities

By: /s/ Patricia C. Cosgel Name: Patricia C. Cosgel Title: Assistant Treasurer - Finance
Northeast Utilities Service Company as Agent for
all of the above-named Applicants

Dated:

January 17, 2006